Exhibit 99.1

THERMOGENESIS ANNOUNCES AXP® PRODUCT PURCHASE AND DISTRIBUTION AGREEMENT WITH GOLDEN MEDITECH HOLDINGS LIMITED

FIVE-YEAR AGREEMENT COVERS CHINA AND SEVERAL SOUTHEAST ASIAN COUNTRIES

RANCHO CORDOVA, CA, August 20, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing, storage and administration of cell therapies, today said that it has signed a wide ranging product purchase and distribution agreement for its AXP® AutoXpress® (AXP) System used for the processing of stem cells from cord blood with Golden Meditech Holdings Limited (“Golden Meditech”, 801.HK), a leading healthcare services enterprise in China and Southeast Asia.

In addition to being a leading developer of blood-related medical devices, Golden Meditech is affiliated with the first and largest umbilical cord blood bank operator in China.

Under the five-year agreement, Golden Meditech will have annual minimum purchase commitments and exclusive distribution rights for the AXP System in the People’s Republic of China (excluding Hong Kong and Taiwan) and in Singapore, Indonesia, India and the Philippines once relevant approval has been obtained in each respective region.

“We are excited to partner with ThermoGenesis and through this collaboration, we will be able to assist cord blood banks across China and other Southeast Asia regions to streamline their operations and enhance their efficiency,” said Mr. Yuen Kam, Chairman and Chief Executive Officer of Golden Meditech. “The AXP System delivers impressive results in terms of reliability, operation efficiency and effectiveness. With the support from the ThermoGenesis’ management team, together, we will drive the adoption among cord blood banks in China and Asia, in turn, helping them to further enhance their competitiveness,” Mr. Kam added.

“This is a major milestone in our market expansion strategy for the AXP. Golden Meditech provides us a strong presence not only in China, but also high potential growth markets in Southeast Asia. We believe the cord blood market in the region, which is early in the adoption of automation today, could experience major growth in the very near future as more cord blood banks in China and other parts of the region begin to understand the benefits of cell processing automation,” said Matthew Plavan, Chief Executive Officer of ThermoGenesis.

The Company received approval for the AXP from India’s Ministry of Health in early 2012, and its submission for AXP approval in China is currently under review by the Chinese Food & Drug Administration. The Company expects this approval within the calendar year. The Company’s BioArchive® System, used for cryopreserving and archiving cord blood stem cell units received registration approval in China in April 2012.

About Golden Meditech Holdings Limited

Golden Meditech Holdings Limited is China's leading integrated-healthcare enterprise. Golden Meditech is a first-mover in China, having established dominant positions in medical devices and healthcare services markets, thanks to its strengths in innovation and market expertise and the ability to capture emerging market opportunities. Going forward, the group will continue to pursue a leading position in China's healthcare industry both through organic growth and strategic expansion.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal years 2012 and 2013, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012 and 2013.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Golden Meditech Holdings Limited
Investor Relations Department
Tel: +852 3605 8180
Fax: +852 3605 8181
Email: ir@goldenmeditech.com

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
Email: ir@thermogenesis.com